HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 1 February 19, 2024	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HealthStream Announces Fourth Quarter & Full-Year 2023 Results; Increases Quarterly Dividend

NASHVILLE, Tenn. (February 19, 2024)—HealthStream, Inc. (the "Company") (Nasdaq: HSTM), a leading healthcare technology platform for workforce solutions, announced today results for the fourth quarter and full-year ended December 31, 2023.

Fourth Quarter 2023

●	Revenues of $70.6 million, up 3% from $68.5 million in the fourth quarter of 2022
●	Operating income of $4.3 million, up 38% from $3.1 million in the fourth quarter of 2022
●	Net income of $4.6 million, up 87% from $2.5 million in the fourth quarter of 2022
●	Earnings per share (EPS) of $0.15 per share (diluted), up from $0.08 per share (diluted) in the fourth quarter of 2022
●	Adjusted EBITDA[1] of $16.0 million, up 17% from $13.6 million in the fourth quarter of 2022
●	Board of Directors has declared a quarterly cash dividend of $0.028 per share, an increase of 12% over the previous quarter's dividend of $0.025 per share

Full-Year 2023

●	Revenues of $279.1 million, up 5% from $266.8 million in 2022
●	Operating income of $16.0 million, up 29% from $12.4 million in 2022
●	Net income of $15.2 million, up 26% from $12.1 million in 2022
●	Earnings per share (EPS) of $0.50 per share (diluted) in 2023, compared to $0.39 per share (diluted) in 2022
●	Adjusted EBITDA of $61.3 million, up 15% from $53.4 million in 2022

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 2 February 19, 2024

Financial Results:

Fourth Quarter 2023 Compared to Fourth Quarter 2022

Revenues for the fourth quarter of 2023 increased by $2.1 million, or three percent, to $70.6 million, compared to $68.5 million for the fourth quarter of 2022. Subscription revenues increased $2.6 million, or four percent, and professional services revenues declined by $0.5 million.

Operating income was $4.3 million for the fourth quarter of 2023, up 38% from $3.1 million for the fourth quarter of 2022. The improvement in operating income was primarily attributable to the growth in revenues, a reduction in labor costs, and an increase in labor capitalized for software development activities. Partially offsetting these improvements were higher costs for software, cloud hosting, sales commissions, and bad debt, and an increase in amortization associated with capitalized software. Other income during the fourth quarter of 2023 included a $0.4 million gain associated with the sale of a company in which we owned a minority equity interest.

Net income was $4.6 million in the fourth quarter of 2023, up 87% from $2.5 million in the fourth quarter of 2022, and EPS was $0.15 per share (diluted) in the fourth quarter of 2023, up from $0.08 per share (diluted) for the fourth quarter of 2022.

Adjusted EBITDA was $16.0 million for the fourth quarter of 2023, up 17 percent from $13.6 million in the fourth quarter of 2022.

At December 31, 2023, the Company had cash and cash equivalents and marketable securities of $71.1 million. Capital expenditures incurred during the fourth quarter of 2023 were $7.2 million.

Full-Year 2023 Compared to Full-Year 2022

For 2023, revenues were $279.1 million, an increase of five percent from revenues of $266.8 million for 2022. Operating income for 2023 increased by 29 percent to $16.0 million, compared to $12.4 million for 2022. The increase in operating income was primarily attributable to higher revenues and an increase in capitalized labor associated with software development activities. Operating income was also impacted by higher amortization, software, cloud hosting, commissions, royalties, travel, and bad debt expenses, as well as severance charges incurred during 2023 in connection with the Company’s restructuring under a single platform strategy. Net income for 2023 was $15.2 million, compared to $12.1 million for 2022. Earnings per share were $0.50 per share (diluted) for 2023, compared to $0.39 per share (diluted) for 2022. Adjusted EBITDA increased by 15 percent to $61.3 million for 2023, compared to $53.4 million for 2022.

Other Business Updates

As of December 31, 2023, we had approximately 5.79 million contracted subscriptions to hStream, our Platform-as-a-Service technology, which characterizes our single platform approach. By establishing interoperability, the hStream platform enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On September 13, 2023, the Company announced a share repurchase program approved by the Company's Board of Directors under which the Company is authorized to repurchase of up to $10.0 million of its outstanding shares of common stock. Pursuant to this authorization, the Company has repurchased shares valued at $8.9 million through December 31, 2023, with $6.8 million repurchased during the fourth quarter. The share repurchase program is scheduled to terminate on the earlier of March 31, 2024 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended, discontinued, or terminated at any time.

On February 19, 2024, the Board approved a quarterly cash dividend under the Company's dividend policy of $0.028 per share, reflecting an increase of 12% over the previous quarter's dividend of $0.025 per share. The dividend is payable on March 22, 2024 to holders of record on March 11, 2024.

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 3 February 19, 2024

Financial Outlook for 2024

The Company is providing guidance for 2024 for the measures set forth below, including adjusted EBITDA, a non-GAAP financial measure as defined later in this release. For a reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) for 2024, see the table included on page nine of this release.

	Full Year 2024 Guidance
	Low		High
Revenue	$292.0	-	$296.0	million

Adjusted EBITDA[1]	$64.5	-	$67.5	million

Capital Expenditures	$28.0	-	$30.0	million

[1] Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

The Company’s guidance for 2024 as set forth above reflects the Company’s assumptions regarding, among other things, expectations for new sales and renewals, and assumes that general economic conditions, including inflationary pressures, do not deteriorate. This consolidated guidance does not include the impact of any acquisitions that we may complete during 2024, gains or losses from changes in the fair value of minority investments, or impairment of long-lived assets.

Commenting on fourth quarter & full year 2023 results, Robert A. Frist, Jr., Chief Executive Officer, HealthStream, said, “Our financial performance for full-year 2023 was strong. Compared to the prior year, in 2023 our revenues were up five percent, adjusted EBITDA was up 15 percent, operating income was up 29 percent, and net income was up 26 percent. Based on our projections and guidance, I believe we will set new records again in 2024.”

“In 2023, we expanded our addressable market to include the nation’s nursing schools and their one million nursing students. Powered by advances in our hStream platform, we also launched new e-commerce capabilities, enabling us to make direct sales to physicians, nurses, and nursing students—where we saw early positive results. These exciting developments attest to the unique value proposition that HealthStream is delivering to customers.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, February 20, 2024, at 9:00 a.m. (ET). Participants may access the conference call live via webcast using this link: https://edge.media-server.com/mmc/p/wjbaqrsi. To participate via telephone, please register in advance using this link: https://register.vevent.com/register/BI9a139cdfdfda40be87c2909549ffa8ce. A replay of the conference call and webcast will be archived on the Company’s website in the Investor Relations section under “Events & Presentations.”

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 4 February 19, 2024

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance. In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses (as discussed in greater detail below) and before interest, income taxes, stock-based compensation, depreciation and amortization, and changes in fair value of, including gains (losses) on the sale of, non-marketable equity investments (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash and/or non-operating items which we believe, in any such case, are not fully reflective of the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company's operating performance between periods. In addition, short-term cash incentive bonuses and certain performance-based equity awards are based on the achievement of adjusted EBITDA (as defined in applicable bonus and equity grant documentation) targets.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Prior to the Company early adopting ASU 2021-08 effective January 1, 2022, following the completion of any acquisition by the Company, the Company was required to record the acquired deferred revenue at fair value as defined in GAAP, which typically resulted in a write-down of the acquired deferred revenue. When the Company was required to record a write-down of deferred revenue, it resulted in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business was deferred and was typically recognized over a one-to-two-year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two-year period would not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for businesses acquired prior to the January 1, 2022 effective date of the Company's adoption of ASU 2021-08 provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods. Following the adoption of ASU 2021-08, contracts acquired in an acquisition completed on or after January 1, 2022 are measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company no longer records deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company continues to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with this prior standard). Through December 31, 2023, the Company continued to include an adjustment in the definition of adjusted EBITDA for the impact of deferred revenue write-downs from business acquired prior to January 1, 2022, given the impact of such deferred revenue on our financial results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool.

This non-GAAP financial measure should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted EBITDA to net income (the most comparable GAAP measure), which is set forth below in this release.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 800-521-0574.

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 5 February 19, 2024

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues, net	$70,580	$68,536	$279,063	$266,826
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	24,010	23,536	95,021	91,143
Product development	11,929	11,807	45,540	44,277
Sales and marketing	11,418	11,494	45,743	44,146
Other general and administrative expenses	8,441	9,009	35,664	36,866
Depreciation and amortization	10,526	9,611	41,076	37,945
Total operating costs and expenses	66,324	65,457	263,044	254,377

Operating income	4,256	3,079	16,019	12,449

Other income, net	1,162	191	2,492	3,136

Income before income tax provision	5,418	3,270	18,511	15,585
Income tax provision	828	819	3,298	3,494
Net income	$4,590	$2,451	$15,213	$12,091

Net income per share:
Basic	$0.15	$0.08	$0.50	$0.39
Diluted	$0.15	$0.08	$0.50	$0.39

Weighted average shares of common stock outstanding:
Basic	30,326	30,574	30,571	30,648
Diluted	30,489	30,717	30,673	30,717
Dividends declared per share	$0.025	$—	$0.10	$—

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 6 February 19, 2024

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$40,333	$46,023
Marketable securities	30,800	7,885
Accounts and unbilled receivables, net	38,446	42,710
Prepaid and other current assets	20,631	17,759
Total current assets	130,210	114,377

Capitalized software development, net	40,643	37,118
Property and equipment, net	13,005	15,483
Operating lease right of use assets, net	20,114	22,759
Goodwill and intangible assets, net	259,410	273,951
Deferred tax assets	246	383
Deferred commissions	31,700	28,344
Other assets	4,614	5,326
Total assets	$499,942	$497,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued, and other liabilities	$34,738	$37,744
Deferred revenue	83,623	79,469
Total current liabilities	118,361	117,213
Deferred tax liabilities	16,132	17,996
Deferred revenue, noncurrent	2,169	2,937
Operating lease liability, noncurrent	20,247	23,321
Other long-term liabilities	2,281	2,210
Total liabilities	159,190	163,677

Shareholders’ equity:
Common stock	249,075	254,832
Accumulated other comprehensive loss	(691)	(981)
Retained earnings	92,368	80,213
Total shareholders’ equity	340,752	334,064
Total liabilities and shareholders' equity	$499,942	$497,741

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 7 February 19, 2024

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2023	2022
Operating activities:
Net income	$15,213	$12,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,076	37,945
Amortization of deferred commissions	11,495	10,599
Stock-based compensation	4,153	3,554
Deferred income taxes	(1,725)	710
Provision for credit losses	1,021	385
Gain on sale of fixed assets	—	(25)
Loss on equity method investments	384	747
Change in fair value of non-marketable equity investments	(425)	(3,596)
Other	(891)	3
Changes in assets and liabilities:
Accounts and unbilled receivables	3,243	(7,770)
Deferred commissions	(14,852)	(14,931)
Prepaid and other assets	(2,046)	2,621
Accounts payable, accrued, and other liabilities	3,938	4,148
Deferred revenue	3,386	4,707
Net cash provided by operating activities	63,970	51,188

Investing activities:
Business combinations, net of cash acquired	(6,621)	(3,965)
Changes in marketable securities	(22,018)	(2,842)
Proceeds from sale of non-marketable equity investments	47	3,494
Proceeds from sale of fixed assets	—	26
Purchases of property and equipment	(2,200)	(1,768)
Payments associated with capitalized software development	(25,806)	(23,334)
Net cash used in investing activities	(56,598)	(28,389)

Financing activities:
Taxes paid related to net settlement of equity awards	(934)	(565)
Payment of debt issuance costs	(118)	—
Repurchases of common stock	(8,929)	(23,137)
Payment of cash dividends	(3,058)	—
Net cash used in financing activities	(13,039)	(23,702)

Effect of exchange rate changes on cash and cash equivalents	(23)	21
Net decrease in cash and cash equivalents	(5,690)	(882)
Cash and cash equivalents at beginning of period	46,023	46,905
Cash and cash equivalents at end of period	$40,333	$46,023

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 8 February 19, 2024

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

Operating Results Summary

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income	$4,590	$2,451	$15,213	$12,091
Deferred revenue write-down	84	44	212	267
Interest income	(777)	(289)	(2,356)	(444)
Interest expense	26	33	124	132
Income tax provision	828	819	3,298	3,494
Stock-based compensation expense	1,077	946	4,153	3,554
Depreciation and amortization	10,526	9,611	41,076	37,945
Change in fair value of non-marketable equity investments	(379)	—	(425)	(3,596)
Adjusted EBITDA	$15,975	$13,615	$61,295	$53,443

(1) This press release presents adjusted EBITDA, which is a non-GAAP financial measure used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 9 February 19, 2024

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2024

(In thousands)

(Unaudited)

	Low	High
Net income	$14,500	$16,500
Interest income	(2,400)	(2,600)
Interest expense	100	100
Income tax provision	5,200	5,800
Stock-based compensation expense	4,800	5,000
Depreciation and amortization	42,300	42,700
Adjusted EBITDA	$64,500	$67,500

HealthStream Announces Fourth Quarter and Full-Year 2023 Results Page 10 February 19, 2024

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2024, our share repurchase program, and our quarterly dividend policy, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including as a result of negative economic conditions, ongoing inflationary and recessionary pressures, geopolitical instability (including as the result of the Russia/Ukraine conflict, the conflict in the Middle East, and the potential expansion of such conflicts), legal requirements and contractual restrictions which may affect continuation of our quarterly cash dividend policy and the declaration and/or payment of dividends thereunder, which may be modified, suspended, or canceled in any manner and at any time that our Board may deem necessary or appropriate, legal requirements and contractual restrictions which may impact repurchases under our share repurchase program, as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023, the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023, filed on October 26, 2023, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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